Exhibit 5






                         June 29, 1994


Food Lion, Inc.
P.O. Box 1330
Salisbury, North Carolina 28145-1330

Ladies and Gentlemen:

      We  have  acted  as  counsel to Food Lion,  Inc.,  a  North
Carolina corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-3 (Registration No. 33-49620, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to debt securities having an aggregate initial public offering price of $350,000,000 (the "Debt Securities") and warrants to purchase Debt Securities (the "Debt Warrants" and, together with the Debt Securities, the "Securities"). The Debt Securities are to be issued from time to time under an indenture dated as of August 15, 1991 between the Company and The Bank of New York, as Trustee (the "Indenture"). The Debt Warrants, if any, will be issued under a debt warrant agreement (the "Debt Warrant Agreement") to be entered into between the Company and a debt warrant agent. The Indenture, which is filed as an exhibit to the Registration Statement, was previously qualified under the Trust Indenture Act of 1939 in connection with the Company's filing of its Registration Statement on Form S-3 (No. 33-40457).

     As such counsel we have examined the Registration Statement, the Indenture and have made such other factual and legal investigations as we considered necessary or appropriate for purposes of this opinion. In connection with our engagement, we have examined the Registration Statement and all amendments and supplements thereto made as of or before the date hereof, the Indenture, the Debt Warrant Agreement and such other documents as we have considered necessary.

      Based on the foregoing, we are of the opinion that when (a) the Registration Statement, and any amendments or supplements thereto, have become effective under the Act, (b) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and has been duly executed by the parties thereto, (c) the Company has authorized the issuance and sale of the Debt Securities pursuant to Section 2.02 of the Indenture, (d) the Company has authorized the issuance and sale of the Debt Warrants pursuant to the Debt Warrant Agreement and (e) the Securities have been duly executed, authenticated, issued and delivered for the consideration and in accordance with the transaction or transactions contemplated by the Prospectus Supplement, the Securities will be duly authorized and will constitute legal, valid and binding obligations of the Company and will be entitled to the benefits of the Indenture and the Debt Warrant Agreement enforceable against the Company in accordance with their terms except: (a) as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights and remedies generally or by general principles of equity, whether such enforceability is considered in a proceeding at law or in equity, or by the discretion of the court before which any proceeding therefor may be brought; and (b) that we express no opinion as to the enforceability of any waiver as to extension or stay laws.

      We consent to the inclusion of this opinion in the Registration Statement and reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                              Very truly yours,




                              AKIN, GUMP, STRAUSS, HAUER
                                & FELD, L.L.P.